Exhibit 99.1

Femasys Announces Third Quarter Financial Results for 2025

– FDA Approval to Advance Final FemBloc® Trial with Clear Pathway to Potentially Achieve U.S. FDA Approval –

– $12 Million Financing Strengthens Balance Sheet and Extends Cash Runway –

ATLANTA, November 14, 2025 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator making fertility and non-surgical permanent birth control more accessible and cost-effective to women worldwide, announced its financial results for the third quarter of 2025.

Corporate Highlights from 3Q 2025

•	Announced second partner order for FemBloc in Europe
•	Announced FDA IDE approval to continue enrollment in final phase of the FINALE pivotal trial for FemBloc
•
Announced a definitive agreement for the issuance of $12 million in secured convertible notes and accompanying warrants for total potential funding of $58 million, if all warrants are exercised for cash

•	Announced the initiation of post-market surveillance study for FemBloc in Europe
•	Announced partnership with Kebomed, a leading European distributor of medical devices and equipment, to commercialize FemBloc in France and the Benelux region (the Netherlands, Belgium and Luxembourg)
•	Announced partnership with Medical Electronic Systems LLC to provide FemSpermTM Analysis Kit for use with FemaSeed®
•	Announced FemSperm Setup and Preparation Kits, designed to fully enable gynecologists to perform FemaSeed Intratubal Insemination
•	Announced New Zealand regulatory approval of FemBloc
•	Announced underwritten public offering with gross proceeds of $8 million
•	Announced United Kingdom regulatory approval of FemBloc

“Our third quarter marked several pivotal milestones for Femasys as we advanced on multiple fronts, securing key regulatory approvals, strengthening our balance sheet through new financing, and expanding global partnerships for FemBloc, all reinforcing our commitment to delivering innovative solutions for women’s health,” said Kathy Lee-Sepsick, Chief Executive Officer and Founder of Femasys. “Regulatory approvals of the complete FemBloc System in the U.K. and New Zealand significantly expand access to this revolutionary, non-surgical permanent birth control option across Europe and the Asia-Pacific region. With initial commercial orders received from our distribution partners in Spain and France, we are building early momentum as we pursue additional country approvals. At the same time, we continue to advance toward U.S. approval of FemBloc, following the FDA’s recent IDE approval to initiate the final pivotal trial phase required for regulatory approval.”

Financial Results for Quarter Ended September 30, 2025

•	Sales increased by $174,486, or 31.4%, to $729,394 for the three months of 2025, compared to $554,908 for the three months of 2024 primarily due to sales of FemBloc.
•
Research and development expenses decreased by $921,219, or 40.0%, to $1,382,022 for the three months of 2025 compared to $2,303,241 for the three months of 2024 primarily due to commercialization of development products into inventory and reduced compensation costs, clinical costs and professional fees.

•
Net loss was $4,194,821, or ($0.10) per basic and diluted share attributable to common stockholders, for the three-month period ended September 30, 2025, compared to a net loss of $5,408,860, or ($0.24) per basic and diluted share attributable to common stockholders, for the three-month period ended September 30, 2024.

•
Cash and cash equivalents as of September 30, 2025, was approximately $4.6 million and the Company had an accumulated deficit of approximately $141.9 million. The Company expects, based on its current operating plan, our current cash and cash equivalents, which includes proceeds from our recent financing, will be sufficient to fund its ongoing operations into September 2026.

Financial Results for Nine Months Ended September 30, 2025

•	Sales increased by $432,394, or 41.3%, to $1,479,926 for the nine months of 2025, compared to $1,047,532 for the nine months of 2024 due to sales of FemBloc and FemVue.
•
Research and development expenses decreased by $284,924, or 4.7%, to $5,764,923 for the nine months of 2025 compared to $6,049,847 for the nine months of 2024 primarily due to commercialization of development products into inventory, reduced clinical costs and professional fees, partially offset by increased regulatory costs.

•
Net loss was $14,677,582, or ($0.46) per basic and diluted share attributable to common stockholders, for the nine-month period ended September 30, 2025, compared to a net loss of $13,692,944, or ($0.62) per basic and diluted share attributable to common stockholders, for the same period ended September 30, 2024.

For more information, please refer to the Company’s Form 10-Q filed November 14, 2025, which can be accessed on the SEC website.

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Assets	September 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$4,569,038	3,451,761
Accounts receivable, net	572,199	488,373
Inventory	5,783,974	3,046,323
Prepaid and other current assets	1,321,689	1,035,993
Total current assets	12,246,900	8,022,450
Property and equipment, at cost:
Leasehold improvements	1,238,886	1,238,886
Office equipment	78,155	60,921
Furniture and fixtures	417,876	417,876
Machinery and equipment	3,283,672	2,856,740
Construction in progress	687,462	762,445
	5,706,051	5,336,868
Less accumulated depreciation	(3,956,987)	(3,740,769)
Net property and equipment	1,749,064	1,596,099
Long-term assets:
Lease right-of-use assets, net	1,419,345	1,805,543
Intangible assets, net of accumulated amortization	130,041	65,918
Other long-term assets	744,803	954,992
Total long-term assets	2,294,189	2,826,453

Total assets	$16,290,153	12,445,002

(continued)

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	September 30, 2025	December 31, 2024
Current liabilities:
Accounts payable	$2,173,883	1,419,044
Accrued expenses	1,028,461	1,151,049
Note payable	276,489	—
Convertible notes payable, net (including related parties)	6,507,354	5,406,228
Clinical holdback – current portion	60,543	88,581
Lease liabilities – current portion	494,954	517,967
Total current liabilities	10,541,684	8,582,869
Long-term liabilities:
Clinical holdback – long-term portion	43,955	39,611
Lease liabilities – long-term portion	1,148,263	1,518,100
Total long-term liabilities	1,192,218	1,557,711
Total liabilities	11,733,902	10,140,580
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par, 200,000,000 authorized, 47,419,596 shares issued and 47,302,373 outstanding as of September 30, 2025; and 23,473,149 shares issued and 23,355,926 outstanding as of December 31, 2024	47,420	23,473
Treasury stock, 117,223 common shares	(60,000)	(60,000)
Warrants	6,727,334	1,860,008
Additional paid-in-capital	139,717,336	127,679,198
Accumulated deficit	(141,875,839)	(127,198,257)

Total stockholders’ equity	4,556,251	2,304,422

Total liabilities and stockholders’ equity	$16,290,153	12,445,002

FEMASYS INC.
Condensed Statements of Comprehensive Loss
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sales	$729,394	554,908	1,479,926	1,047,532
Cost of sales (excluding depreciation expense)	293,838	190,839	569,275	352,496

Operating expenses:
Research and development	1,382,022	2,303,241	5,764,923	6,049,847
Sales and marketing	1,143,805	1,572,189	3,037,349	2,847,866
General and administrative	1,477,800	1,530,791	4,817,485	4,645,412
Depreciation and amortization	85,697	76,288	256,835	215,144
Total operating expenses	4,089,324	5,482,509	13,876,592	13,758,269
Loss from operations	(3,653,768)	(5,118,440)	(12,965,941)	(13,063,233)
Other (expense) income:
Interest income	17,315	124,028	53,488	532,850
Interest expense	(532,073)	(413,290)	(1,483,022)	(1,163,153)
Other expense	(26,295)	—	(286,295)	—
Total other expense, net	(541,053)	(289,262)	(1,715,829)	(630,303)
Loss before income taxes	(4,194,821)	(5,407,702)	(14,681,770)	(13,693,536)
Income tax expense (benefit)	—	1,158	(4,188)	(592)

Net loss	$(4,194,821)	(5,408,860)	(14,677,582)	(13,692,944)

Net loss attributable to common stockholders, basic and diluted	$(4,194,821)	(5,408,860)	(14,677,582)	(13,692,944)
Net loss per share attributable to common stockholders, basic and diluted	$(0.10)	(0.24)	(0.46)	(0.62)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	41,015,196	22,232,799	31,739,828	22,075,135

About Femasys

Femasys is a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide through its broad, patent-protected portfolio of novel, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination, a groundbreaking first-step infertility treatment and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data demonstrates FemaSeed is over twice as effective as traditional IUI, with a comparable safety profile, and high patient and practitioner satisfaction.1

FemBloc® permanent birth control is the first and only non-surgical, in-office alternative to centuries-old surgical sterilization that received full regulatory approval in Europe in June of 2025, the UK in August 2025, and New Zealand in September 2025. Commercialization of this highly cost-effective, convenient and significantly safer approach will be completed through strategic partnerships in select European countries. Alongside FemBloc, the FemChec®, diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is on-going.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

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Contacts:

David Gutierrez, Dresner Corporate Services, (312) 780-7204, dgutierrez@dresnerco.com
Nathan Abler, Dresner Corporate Services, (714) 742-4180, nabler@dresnerco.com